                                                                    EXHIBIT 99.1


                    COLUMBUS MCKINNON CORPORATION ANNOUNCES
                    ---------------------------------------
                         EXTENSION OF TENDER OFFER FOR
                         -----------------------------
                           YALE INTERNATIONAL, INC.
                           ------------------------


                                                           FOR IMMEDIATE RELEASE
                                                                October 9, 1996


AMHERST, NY -- Columbus McKinnon Corporation (Nasdaq: CMCO) today announced that it will extend its $24 per share cash tender offer for the acquisition of Spreckels Industries, Inc. (doing business as Yale International, Inc.) (Nasdaq:
YALE) which was commenced on August 30, 1996. The tender offer will now expire at 12:00 midnight, New York City time on October 16, 1996, unless further extended by Columbus McKinnon Corporation. The tender offer had previously been scheduled to expire at 12:00 midnight, New York City time on Wednesday, October 9, 1996. As of 5:00 p.m. New York City time on October 8, 1996, 1,518,135 shares of Spreckels Industries, Inc. Class A Common Stock and 126,262 $1.00 Warrants, 323,825 $15.00 Warrants, 103,047 $11.67 Warrants and no $9.17
Warrants to purchase shares of Class A Common Stock have been validly tendered in the tender offer.

        Columbus McKinnon Corporation designs, manufactures and sell a broad range of material handling, lifting and positioning products which are sold in the domestic and international markets. Its products are sold through distributors to end-users for numerous applications in the general manufacturing, crane building, mining, construction, transportation, entertainment, power generation, waste management, agriculture, marine, medical and other markets, and to hardware and farm equipment distributors, mass merchandisers and rental outlets for consumer use.

        Columbus McKinnon Stock trades on the Nasdaq National Market System under the symbol, "CMCO".

        CONTACT: Robert L. Montgomery, Jr. Executive Vice President and Chief Financial Officer of Columbus McKinnon Corporation, (716) 689-5400.